Exhibit 99.4

Custodial Services Audit report

Westpac Securities Administration Limited

Level 13, Chifley Tower

2 Chifley Square

SYDNEY NSW 2000

Attention: Mr Robert Hamilton

Westpac Banking Corporation	Moody’s Investor’s
Level 6	Service
60 Martin Place	Level 10, 55 Hunter Street
Sydney NSW 2000	SYDNEY NSW 2000
Attention: Mr Gamini Iddawela	Attention: Mr Tim See

Standard & Poor’s

Level 37, 120 Collins Street

MELBOURNE VIC 3000

Attention: Sarah Raisbeck

Subject: Series 2005-1G WST Trust custody audit

Dear Sirs/Madam

Scope

We have audited the control procedures of Westpac Banking Corporation (the “Servicer”) in relation to its role as custodian as at 30 January 2006 in order to express an opinion about their effectiveness based upon the requirements of Clause 3.3 of the Westpac Securitisation Trusts (“WST”) Servicing Agreement (the “Agreement”).

Unless otherwise defined, terms and phrases have the same definition as those appearing in the WST Transaction Documents.

The criteria required by Schedule 2 of the Agreement are that:

(1)	the custodial duties and responsibilities of the Servicer, as outlined in Section 3 of the Agreement, are met;

(2)	the Relevant Documents are capable of identification and imaging on receipt by or on behalf of the Servicer;

(3)	the Relevant Documents may not be removed or tampered with except with appropriate authorisation;

(4)	an appropriate tracking system is in place such that the location of the Relevant Documents can be detected at any time;

(5)	the Receivables confirm the identity of all Relevant Documents (including the applicable Receivable Security documents, and any Certificate of Title if issued) based on a review of a sample of Receivables; and

(6)	the imaging of the Relevant Documents in the sample are accurate, current and of a good quality.

The Servicer of the Trustee is responsible for maintaining an effective internal control structure for the custodial operations of the Relevant Trusts. We have conducted an independent audit of the control procedures in order to express an opinion on them to the Trustee, the Servicer and the Designated Rating Agencies.

Our audit of the control procedures has been conducted in accordance with Australian Auditing Standard AUS 810 “Special Purpose Reports on the Effectiveness of Control Procedures” and accordingly included such tests and procedures as we considered necessary in the circumstances. These procedures have been undertaken to form an opinion whether in all material respects, the control procedures in relation to the Servicer’s role as custodian were adequately designed so as to achieve the criteria referred to above, and were operating effectively at the time of our audit.

This report has been prepared for distribution to the Trustee, the Servicer and the Designated Ratings Agencies for the purpose of monitoring the Servicer’s custodial role. We disclaim any assumption of responsibility for any reliance on this report to any person other than those mentioned, or for any purpose other than that for which it was prepared.

Inherent Limitations

Because of the inherent limitations of any internal control structure it is possible that errors or irregularities may occur and not be detected. Further, the internal control structure, within which the control procedures that we have audited operate, has not been audited and no opinion is expressed as to its effectiveness.

An audit is not designed to detect all weaknesses in control procedures as it is not performed continuously throughout the period and the tests performed are on a sample basis.

Any projection of the evaluation of control procedures to future periods is subject to the risk that the procedures may become inadequate because of changes in conditions, or that the degree of compliance with them may deteriorate.

The audit opinion expressed in this report has been formed on the above basis.

Findings

No errors were detected during our audit. On the basis of these findings and in accordance with Schedule 2 of the Agreement, we grade the custodial performance of the Servicer as “Good” as defined in Schedule 2 of the Agreement ie all control procedures and accuracy of information in respect of Relevant Documents completed without exception, other than immaterial and occasional variances.

Audit Opinion

In our opinion the Servicer maintained, in all material respects, effective control procedures in relation to the custodial operations of the Trust as at 30 January 2006 based on the criteria referred to above.

PricewaterhouseCoopers
Chartered Accountants

/s/ CPG Cooper
Sydney
Partner	28 February 2006

Pursuant to the requirements of Section 13 or 15(d)of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

(Registrant) Westpac Securitisation Management Pty Limited

By

/s/ Peter Walden
Director
27 September 2006

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Chris Bannister
Director
27 September 2006

/s/ Curt Zuber
Director
29 September 2006